Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN

BUSINESS FIRST BANCSHARES, INC.
BATON ROUGE, LOUISIANA

AND

TEXAS CITIZENS BANCORP, INC.
PASADENA, TEXAS

DATED AS OF OCTOBER 20, 2021

i

ii

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EXHIBITS

FORM OF AGREEMENT AND PLAN OF BANK MERGER	EXHIBIT A
FORM OF VOTING AGREEMENT	EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT	EXHIBIT C
FORM OF RELEASE	EXHIBIT D
CONFIDENTIAL SCHEDULES

iv

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of October 20, 2021, by and between Business First Bancshares, Inc., a Louisiana corporation and registered financial holding company (“BFST”) and Texas Citizens Bancorp, Inc., a Texas corporation and registered bank holding company (“TCBI”).

WITNESSETH:

WHEREAS, BFST owns all of the issued and outstanding shares of capital stock of b1BANK, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“b1BANK”);

WHEREAS, TCBI owns all of the issued and outstanding shares of capital stock of Texas Citizens Bank, National Association, a national banking association with its main office in Pasadena, Texas (“Texas Citizens Bank”);

WHEREAS, the respective boards of directors of TCBI and BFST have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into and consummate the strategic business combination provided for in this Agreement in which TCBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFST, with BFST as the Surviving Corporation (the “Merger”);

WHEREAS, the parties intend that, immediately following the Merger, Texas Citizens Bank will merge with and into b1BANK, with b1BANK surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Bank Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of TCBI and BFST have approved this Agreement and the Contemplated Transactions;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, the directors and senior executive officers of TCBI and Texas Citizens Bank who own shares of TCBI Common Stock have executed and delivered to BFST an agreement to vote in favor of the Merger at any TCBI shareholders’ meeting called for the purpose of considering such matter;

WHEREAS, as a further condition and inducement to BFST’s willingness to enter into this Agreement, each director of TCBI and Texas Citizens Bank who is not also an employee of TCBI or any of its Subsidiaries has entered into a director support agreement containing non-competition and confidentiality obligations;

WHEREAS, as a further condition to the willingness of BFST to enter into this Agreement, certain employees of TCBI and/or its Subsidiaries will enter into termination agreements, employment agreements, or retention agreements contemporaneously with the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:

“Acquisition Proposal” is defined in Section 7.10(A).

“Adverse Recommendation Action” is defined in Section 7.10(D).

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” is defined in the Preamble.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“ASTM” is defined in Section 6.01(W).

“Average Closing Price” means the average of the closing price per share of BFST Common Stock on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by BFST and reasonably acceptable to TCBI) for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

“b1BANK” is defined in the Recitals.

“b1BANK Stock” is defined in Section 4.02(A).

“Bank Merger” is defined in Section 2.02.

“Bank Merger Agreement” is defined in the Recitals.

“Banking Laws” is defined in Section 4.05(A).

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“BFST” is defined in the Preamble.

“BFST Annual Financial Statements” is defined in Section 4.04(A).

“BFST Board” means the Board of Directors of BFST.

“BFST Common Stock” means the common stock of BFST, par value $1.00 per share.

“BFST Contracts” means any of the following to which BFST or any of its Subsidiaries is a party to or by which it is bound (whether written or oral, express or implied): (i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant); (ii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement; (iii) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures; (v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of BFST or b1BANK imposed by any Governmental Authority having supervisory jurisdiction over BFST or b1BANK; (viii) note, debenture, agreement, contract or indenture related to the borrowing by BFST or any Subsidiary of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock, or any Affiliate of such Person; (xi) agreement with any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock or any Affiliate of such Person, relating to bank owned life insurance; (xii) lease of immovable property; (xiii) any agreement containing covenants that limit the ability of BFST or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BFST (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority); (xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less; (xv) any agreement pursuant to which BFST or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; (xvi) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of BFST or any of its Subsidiaries to indemnification from BFST or any of its Subsidiaries; (xvii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of BFST or its respective Subsidiaries; (xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (xix) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; (xx) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on sixty (60) days or less notice and involving the payment of more than $500,000 per annum; or (xxi) contracts, other than the foregoing, with payments aggregating $500,000 or more not made in the ordinary course of business.

“BFST Employee Plan” means the BFST Incentive Plan and all other employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BFST that are sponsored or maintained by BFST, or to which BFST contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BFST, or with respect to which BFST has any liability, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any employment agreement or collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

“BFST Incentive Plan” means the Business First Bancshares, Inc. 2017 Equity Incentive Plan.

“BFST Intellectual Property” means all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by BFST or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract.

“BFST Interim Financial Statements” is defined in Section 4.04(A).

“BFST Stock Issuance” is defined in Section 4.03(A).

“BOLI” is defined in Section 5.15.

“Burdensome Condition” is defined in Section 7.03(B).

“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, together with all rules, regulations and guidance from Governmental Authorities relating thereto.

“Certificate” is defined in Section 2.10(A).

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Contemplated Transactions” means the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“COVID-19” means the SARS-CoV-2 virus (severe acute respiratory syndrome coronavirus 2) and the disease therefrom known as COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law (including the CARES Act), order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guideline, recommendation or interpretation thereof.

“Data Conversion” is defined in Section 7.15.

“Dissenting Share” is defined in Section 2.08.

“Effective Time” is defined in Section 3.01.

“Employment Agreements” is defined in Section 7.19(D).

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety or Hazardous Materials. The term Environmental Laws include, but are not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the Entity designated by BFST to effect the exchange of TCBI Common Stock for the Merger Consideration. Unless otherwise designated, the Exchange Agent will be Computershare Trust Company, N.A.

“Exchange Fund” is defined in Section 2.10(A).

“Exchange Ratio” means 0.7038, which shall remain fixed, unless otherwise agreed to by the parties (including any adjustment pursuant to Section 9.01(H)).

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.

“Final Index Price” is defined in Section 9.01(H).

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles, standards, and procedures issued by the Financial Accounting Standards Board, as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 7.18(A).

“Index” is defined in Section 9.01(H).

“Initial Index Price” is defined in Section 9.01(H).

“IRS” means the Internal Revenue Service.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable due inquiry.

“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.

“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).

“Material Adverse Change” means, with respect to BFST or TCBI, as applicable, any event, change, occurrence, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, assets, capitalization, management, business, properties or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to timely perform its obligations under this Agreement; excluding, for purposes of subclause (i), any such effects resulting from: (a) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (b) changes, after the date hereof, in Legal Requirements of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries; (d) public disclosure of the Contemplated Transactions or actions expressly required by this Agreement or that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement; (e) a decline in the trading price of BFST’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Change has occurred); or (f) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including COVID-19), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof; except, with respect to subclauses (a), (b), (c) and (f), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the industries in which such Party and its Subsidiaries operate.

“Material Proceeding” is defined in Section 6.01(L).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.06(C).

“Multiemployer Plan” is defined in Section 4.16(C).

“NASDAQ” means the NASDAQ Global Select Market.

“Notice of Superior Proposal” is defined in Section 7.10(E).

“Notice Period” is defined in Section 7.10(E).

“OREO” means other real estate owned.

“Party” or “parties” means BFST and TCBI.

“Person” means any natural individual or any Entity.

“Phase I” is defined in Section 6.01(W).

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Proxy Statement/Prospectus” is defined in Section 7.04(A).

“Release” is defined in Section 7.19(C).

“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).

“Requesting Party” is defined in Section 3.04.

“Requisite TCBI Vote” is defined in Section 5.03(A).

“Requisite Regulatory Approvals” is defined in Section 7.03(A).

“S-4 Registration Statement” is defined in Section 7.04(A).

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” is defined in Section 7.10(A).

“Surviving Bank” is defined in Section 2.02.

“Surviving Corporation” is defined in Section 2.01.

“Tail Coverage” is defined in Section 7.18(D).

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, escheat, unclaimed property, and other taxes, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organization Code.

“TCBI” is defined in the Preamble.

“TCBI Audited Statements” is defined in Section 5.05.

“TCBI Board” means the Board of Directors of TCBI.

“TCBI Cancelled Shares” is defined in Section 2.06(B).

“TCBI Common Stock” means the common stock, $1.00 par value per share, of TCBI.

“TCBI Contracts” is defined in Section 5.13(A).

“TCBI Employees” is defined in Section 7.13(A).

“TCBI Employee Plan” is defined in Section 5.28(A).

“TCBI Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of TCBI Common Stock including, but not limited to, the TCBI Options.

“TCBI Expenses” means the reasonable estimate, determined in good faith by TCBI and set forth on Section 7.26 of the Schedules, of (i) investment banking fees, accounting fees and attorneys’ fees, (ii) costs to terminate Technology-Related Contracts, and (iii) costs to terminate each agreement listed on Section 7.20 of the Schedules, in each case that TCBI and its Subsidiaries reasonably expect to be pay or accrue through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by TCBI as a result of any litigation which may arise in connection with this Agreement; provided, that for purposes of the preparation of the such estimate, the Closing Date shall be assumed to be January 1, 2022.

“TCBI Financial Statements” is defined in Section 5.05.

“TCBI Incentive Plan” shall mean the Amended and Restated Texas Citizens Bancorp, Inc. Stock Awards and Incentive Plan.

“TCBI Intellectual Property” is defined in Section 5.17(A).

“TCBI Meeting” is defined in Section 7.05(A).

“TCBI Options” shall mean each option to purchase shares of TCBI Common Stock issued pursuant to the TCBI Incentive Plan.

“TCBI Performance Options” shall mean each TCBI Option that is subject to being earned by the holder thereof based on the satisfaction of certain performance-based requirements.

“TCBI Personal Property” is defined in Section 5.11.

“TCBI Real Property” is defined in Section 5.10(A).

“TCBI Recommendation” is defined in Section 7.05(B).

“TCBI SERP” means each supplemental executive retirement plan or supplemental director retirement plan to which TCBI or any of its Subsidiaries is a party or is obligated, all of which are listed on Section 1.01 of the Schedules.

“TCBI Subsequent Determination” is defined in Section 7.10(E).

“TCBI Unaudited Statements” is defined in Section 5.05.

“Technology Related Contracts” is defined in Section 7.15.

“Termination Fee” is defined in Section 9.04(A).

“Texas Citizens Bank” is defined in the Recitals.

“Texas Citizens Bank Call Report” is defined in Section 5.06.

“Treasury Regulations” means the regulations (including proposed and temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule or an Exhibit, such reference is to the Preamble or Recitals to, a Section of, or Schedules or Exhibits to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, the parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, TCBI will merge with and into BFST in accordance with the TBOC and the LBCA. BFST will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of TCBI will cease.

Section 2.02    Bank Merger. Except as provided below, immediately following the Merger and sequentially but in effect simultaneously on the same day as the Effective Time, Texas Citizens Bank shall be merged with and into b1BANK (the “Bank Merger”), in accordance with the provisions of federal and Louisiana state banking laws and regulations, and b1BANK shall be the surviving bank (the “Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement. The Bank Merger shall have the effects as set forth under applicable federal and Louisiana state banking laws and regulations, as further set forth in the Bank Merger Agreement, which b1BANK and Texas Citizens Bank are simultaneously executing as of the date hereof. Each of BFST and TCBI have approved the Bank Merger Agreement in its capacity as the sole shareholder of b1BANK and Texas Citizens Bank, respectively. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of b1BANK at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Texas Citizens Bank shall continue to operate under its name; provided, however, that prior to any such election, BFST shall (a) reasonably consult with TCBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 2.03    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA, Section 10.008 of the TBOC and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of TCBI will vest in BFST, and all debts, liabilities, obligations, restrictions and duties of TCBI will become the debts, liabilities, obligations, restrictions and duties of BFST. The name of the Surviving Corporation will be “Business First Bancshares, Inc.”

Section 2.04    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFST as in effect at the Effective Time.

Section 2.05    Directors and Executive Officers.

(A)    Effective at the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the directors of BFST in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

(B)    At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of BFST immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation.

Section 2.06    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of the parties or any shareholder of BFST or TCBI:

(A)    Each share of BFST Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(B)    Each share of TCBI Common Stock owned directly by BFST, TCBI (including any treasury shares), or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “TCBI Cancelled Shares”).

(C)    Each share of TCBI Common Stock (excluding Dissenting Shares and TCBI Cancelled Shares) issued and outstanding at the Effective Time shall, automatically, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive a number of shares of BFST common stock (the “Merger Consideration”) equal to the Exchange Ratio plus cash in lieu of any fractional share of BFST Common Stock. The aggregate Merger Consideration to be received by each holder of TCBI Common Stock shall be rounded down to the nearest whole share of BFST common stock, with cash to be paid in lieu of each such fractional share resulting from such rounding pursuant to Section 2.06(E).

(D)    Immediately prior to the Effective Time, (i) each TCBI Option (other than TCBI Performance Options) that is then outstanding shall become fully vested and exercisable, and (ii) each TCBI Performance Option that is then outstanding shall become fully earned (but not vested), and the Effective Time shall be deemed to be the “Earned Date” for purposes of determining each such TCBI Performance Option’s exercisability based on satisfaction of the time-based vesting requirement by the holder thereof. At the Effective Time, each TCBI Option that is then outstanding shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and, in consideration therefor, BFST shall grant to each holder of TCBI Options an option to purchase shares of BFST Common Stock pursuant to the BFST Incentive Plan (each, a “BFST Substitute Option”), on the same terms and conditions (including vesting and exercisability, exercise periods, payment methods, and expiration provisions (as such terms may be modified prior to Closing in accordance with this Agreement), but excluding general administrative terms and conditions which shall be governed in accordance with the BFST Incentive Plan) as applicable to each such TCBI Option as in effect immediately prior to the Effective Time (including, for the avoidance of doubt, full earning of TCBI Performance Options and full vesting of all other TCBI Options), except that (i) the number of shares of BFST Common Stock subject to such BFST Substitute Option shall equal the product of (x) the number of shares of TCBI Common Stock subject to such TCBI Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio and (ii) the per share exercise price for the shares of BFST Common Stock issuable upon exercise of such BFST Substitute Option shall equal the quotient determined by dividing (x) the exercise price per share of TCBI Common Stock at which such TCBI Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of BFST Common Stock issuable upon exercise of such BFST Substitute Option, and the terms and conditions of such BFST Substitute Option, shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Sections 424 or 409A of the Code, as applicable, so as not to be considered a modification of any TCBI Option, to retain, where applicable and possible, the tax and accounting treatment of each such TCBI Option (including any TCBI Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code. Section 2.06(D) of the Schedules sets forth a listing of all TCBI Options, including the holder, the exercise price, the grant date and the expiration date. Except for the aforementioned TCBI Options that will automatically cease to be outstanding at the Effective Time as contemplated by this Section 2.06(D), no TCBI Equity Award shall be outstanding as of the Effective Time, and no obligations to issue TCBI Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the TCBI Options as provided in this Section 2.06(D), to terminate the TCBI Incentive Plan as of the Effective Time, and to cause the provisions in any other agreement providing for the issuance, transfer or grant of any capital stock of TCBI or any interest in respect of any capital stock of TCBI to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any TCBI Equity Award, a person for whom a future grant of a TCBI Equity Award had been approved, or a participant in the TCBI Incentive Plan or any other TCBI Employee Plan, shall have any right thereunder to acquire any capital stock of BFST, b1BANK, TCBI or Texas Citizens Bank, except with respect to BFST Substitute Options.

(E)    Notwithstanding anything in this Agreement to the contrary, no fractional shares of BFST Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of the issuance of any such fractional shares, BFST shall pay or cause to be paid to each former holder of TCBI Common Stock otherwise entitled to receive such fractional share an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.06, rounded to the nearest one hundredth of a share.

Section 2.07    Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or TCBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of TCBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08    Dissenting Shares. Holders of shares of TCBI Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Chapter 10, Subchapter H of the TBOC. Each share of TCBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the TBOC, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share owned by each holder thereof who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedures required by the TBOC will be entitled to receive payment of the fair value, as contemplated in the TBOC, paid in cash for such holder’s shares of TCBI Common Stock in accordance with and to the extent required under the applicable provisions of the TBOC in lieu of the Merger Consideration described in Section 2.06; provided, however, if any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the TBOC, each such Dissenting Share shall cease to be a Dissenting Share and shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.06. TCBI will give BFST (a) prompt written notice of any communications received from any shareholder of TCBI related to the exercise of, or indicating an intent to exercise appraisal rights, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. TCBI shall not, except with the prior written consent of BFST, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of TCBI Common Stock for which appraisal rights have been perfected shall be returned to BFST upon demand.

Section 2.09    Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of TCBI Common Stock, when converted in accordance with Section 2.06, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and, other than any then-unpaid dividend or distributions on TCBI Common Stock having a record date before the Effective Time, each Certificate evidencing such shares shall thereafter represent only the right to receive for each such shares of TCBI Common Stock the Merger Consideration and any cash in lieu of fractional shares of BFST Common Stock as provided under Section 2.06(E). At the Effective Time, the stock transfer books of TCBI will be closed, and there will be no transfers on the stock transfer books of TCBI of the shares of TCBI Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.10    Exchange Procedures.

(A)    At or before the Effective Time, BFST shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, evidence of shares in book entry representing the number of shares of BFST Common Stock sufficient to deliver the Merger Consideration (together with a reasonable estimate of the amount of any cash payable in lieu of fractional shares pursuant to Section 2.06(E), and, if applicable, cash in an aggregate amount sufficient to make the appropriate payment to holders of Dissenting Shares) (collectively, the “Exchange Fund”). As soon as practicable after the Effective Time, BFST will instruct the Exchange Agent, at the cost of BFST, to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of TCBI Common Stock (each, a “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the Merger Consideration described in Section 2.06, and (iii) include such other reasonable provisions as BFST may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or BFST, the holder of such Certificate will be entitled to receive the Merger Consideration and cash in lieu of fractional shares described in Section 2.06, with the portion of the Merger Consideration consisting of shares of TCBI Common Stock to be issued in book entry form. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.10(A) and will deliver or cause to be delivered the cancelled Certificates to BFST. The Exchange Agent and BFST, as the case may be, shall not be obligated to deliver the Merger Consideration to a holder to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates representing the shares of TCBI Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFST or the Exchange Agent. All costs for services of Exchange Agent, as contemplated herein, shall be paid by BFST.

(B)    BFST or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder such amounts as BFST is required to deduct and withhold under Legal Requirements. BFST or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide to TCBI, for the benefit of the holders of shares of TCBI Common Stock and TCBI Options, advance notice of its intention to make such deduction or withholding (with supporting explanation of the basis for such deduction or withholding), and shall reasonably cooperate with TCBI to obtain any available reduction of, or relief from, such deduction or withholding from the applicable Governmental Authority. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by BFST or the Exchange Agent, as applicable.

(C)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of TCBI for twelve (12) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.10 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their Merger Consideration, any cash in lieu of fractional shares of BFST Common Stock to be issued or paid in consideration therefor as described in Section 2.06(E), and any dividends or distributions to which such holder is entitled in respect of each share of TCBI Common Stock such holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of TCBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFST Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other Legal Requirements, become the property of BFST (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Notwithstanding anything herein to the contrary, none of BFST, TCBI, or any Exchange Agent will be liable to any former holder of TCBI Common Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws. BFST and the Exchange Agent shall be entitled to rely upon the stock transfer books of TCBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of TCBI Common Stock represented by any Certificate, BFST and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.11    Rights of Certificate Holders after the Effective Time.

(A)    All shares of BFST Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFST in respect of the BFST Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFST Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFST Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the Certificates representing whole shares of BFST Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFST Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFST Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(B)    In the event of a transfer of ownership of a Certificate representing TCBI Common Stock that is not registered in the stock transfer records of TCBI, the proper amount of Merger Consideration and any cash in lieu of fractional shares shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such TCBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST that the Tax has been paid or is not applicable.

Section 2.12    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the Contemplated Transactions so long as (a) there are no material adverse U.S. federal income Tax consequences to the shareholders of TCBI as a result of such modification, (b) the consideration to be paid to holders of TCBI Common Stock and TCBI Options under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals and (d) such modification, or any result thereof, will not prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III
THE CLOSING AND THE CLOSING DATE

Section 3.01    Effective Time; Time and Place of the Closing and Closing Date. The Merger will become effective on the date and at the time (the “Effective Time”) specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, (a) such date shall be within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods; and (b) that the parties will use commercially reasonable efforts to cause the Merger to become effective on the first day of the calendar month following the month in which all conditions set forth in Article VIII, including the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods are satisfied or waived. On the day of the Effective Time or on the Business Day immediately preceding the Effective Time (the “Closing Date”), the closing (the “Closing”) will take place remotely via the exchange of certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the Contemplated Transactions.

Section 3.02    Actions to be Taken at the Closing by BFST. At the Closing, BFST will execute and acknowledge (where appropriate) and deliver or cause to be delivered (including delivery by electronic means) to TCBI, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to TCBI’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the BFST Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

(B)    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer and Chief Financial Officer of BFST, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.03(A) to Section 8.03(D) have been satisfied;

(C)    Evidence reasonably satisfactory to TCBI that all consents and approvals required to be obtained by BFST from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and

(D)    All other documents required to be delivered to TCBI by BFST under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by TCBI or its counsel.

Section 3.03    Actions to be Taken at the Closing by TCBI. At the Closing, TCBI will execute and acknowledge (where appropriate) and deliver or cause to be delivered (including delivery by electronic means) to BFST, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BFST’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of TCBI, acting solely in his or her official capacity, certifying (i) the due adoption by the TCBI Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of TCBI of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of TCBI; (iv) a true and correct list of record shareholders of TCBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of TCBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(B)    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of TCBI, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 8.02(A) to Section 8.02(E) have been satisfied;

(C)    Evidence reasonably satisfactory to BFST that all consents and approvals required to be obtained by TCBI from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and

(D)    All other documents required to be delivered to BFST by TCBI under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BFST or its counsel.

Section 3.04    Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFST

Except (a) as specifically set forth in a Section to the Schedules or (b) as disclosed in any SEC Reports filed with or furnished to the SEC by BFST after December 31, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BFST makes the following representations and warranties to TCBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01    Organization and Qualification.

(A)    BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to financial holding companies. b1BANK is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(B)    BFST and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

(C)    b1BANK (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

Section 4.02    Capitalization.

(A)    The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, $1.00 par value, 20,516,493 shares of which are outstanding as of July 27, 2021, and 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Agreement. BFST owns all of the issued and outstanding shares of common stock, $1.00 par value, of b1BANK (“b1BANK Stock”). All of the issued and outstanding shares of BFST Common Stock and b1BANK Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(B)    At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03    Execution and Delivery; No Violation.

(A)    BFST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BFST has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The BFST Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BFST and its shareholders and has approved the Merger and the other Contemplated Transactions, including the issuance of shares of BFST Common Stock in connection with the Merger as contemplated by this Agreement (the “BFST Stock Issuance”). BFST has adopted and approved the Bank Merger Agreement in its capacity as the sole shareholder of b1BANK. No other corporate proceedings on the part of BFST are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BFST. Assuming due authorization, execution and delivery by TCBI, this Agreement constitutes the legal, valid and binding obligation of BFST, enforceable against BFST in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(B)    Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of BFST or b1BANK; (ii) a violation of any Legal Requirement applicable to BFST, b1BANK or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BFST or b1BANK under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BFST or b1BANK is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04    BFST Financial Statements.

(A)    BFST has furnished or made available to TCBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, which contains BFST’s audited consolidated balance sheets as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2020, 2019 and 2018 (the “BFST Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2021 and June 30, 2021, as filed with the SEC, which contain BFST’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2021 and June 30, 2021 (the “BFST Interim Financial Statements”).

(B)    The BFST Annual Financial Statements and BFST Interim Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BFST Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date hereof, will be prepared from the books and records of BFST and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may omit the footnote disclosure required by GAAP and be subject to normal year-end audit adjustments required by GAAP.

(C)    The records, systems, controls, data and information of BFST and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BFST or its Subsidiaries or accountants (including all means of access thereto and therefrom). BFST (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to BFST, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BFST by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to BFST’s outside auditors and the audit committee of the BFST Board (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect BFST’s ability to record, process, summarize and report financial information, and (b) to the Knowledge of BFST, any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting. To the Knowledge of BFST, there is no reason to believe that BFST’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.05    Compliance with Laws and Regulatory Filings.

(A)    BFST and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to BFST or any of its Subsidiaries, including all laws related to data protection or privacy, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”). Neither BFST nor any BFST Subsidiary have had or, to the Knowledge of BFST, suspected any material incidents of fraud or defalcation involving BFST, any BFST Subsidiary or any of their respective officers, directors or Affiliates during the last two (2) years.

(B)    Except as set forth in Section 4.05(B) of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of BFST or any BFST Subsidiary.

(C)    None of BFST or its Subsidiaries, or to the Knowledge of BFST, any director, officer, employee, agent or other Person acting on behalf of BFST or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BFST or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BFST or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BFST or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BFST or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BFST or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BFST or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(D)    Neither BFST nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

(E)    b1BANK is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” b1BANK has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

(F)    Except as would not reasonably be expected to have a Material Adverse Change on BFST, BFST and each of its Subsidiaries (i) have all permits, licenses, authorizations, orders, and approvals of, (ii) each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted and (iii) all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to BFST’s Knowledge, no suspension or cancellation of any of them is threatened.

(G)    The deposits of b1BANK are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and b1BANK has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFST’s Knowledge, threatened.

(H)    None of BFST or its Subsidiaries, or to the Knowledge of BFST, any of their respective directors, officers or employees, has disclosed any confidential supervisory information about BFST or b1BANK to TCBI or any of its Subsidiaries, or to any of their respective directors, officers or employees.

Section 4.06    SEC Reports. BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07    Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BFST or b1BANK in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.08    Absence of Certain Changes or Events. Since December 31, 2020, (a) BFST and b1BANK have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except for COVID-19 Measures or as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Contemplated Transactions), and (b) no Material Adverse Change on BFST or b1BANK has occurred.

Section 4.09    Proceedings. Except as set forth in Section 4.09 of the Schedules or as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of BFST, threatened against BFST or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which BFST or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party.

Section 4.10    Undisclosed Liabilities. Except with respect to liabilities for Taxes of BFST, which are addressed under Section 4.12, BFST has not incurred any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BFST Employee Plan), that is not reflected in or disclosed in the BFST Financial Statements, except those liabilities and expenses (a) incurred in the ordinary course of business and consistent with prudent business practices since the date of the BFST Financial Statements, (b) as disclosed in Section 4.10 of the Schedules or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on BFST.

Section 4.11    BFST Contracts. Except as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each BFST Contract is legal, valid and binding on BFST or its Subsidiaries, as the case may be, and to the Knowledge of BFST, the other parties thereto, enforceable against BFST or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Except for performance failures or defaults that would not reasonably be expected to have a Material Adverse Change on BFST and its Subsidiaries, taken as a whole, each of BFST and its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each BFST Contract and there are no existing defaults by BFST or its Subsidiary, as the case may be, or, to the Knowledge of BFST, the other party thereunder and there are no allegations or assertions of any such performance failures or defaults by any party under such BFST Contract.

Section 4.12    Taxes and Tax Returns.

(A)    Subject to applicable extension periods, BFST and its Subsidiaries have duly and timely filed all federal and other material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by BFST or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member (whether or not shown on any Tax Return) have duly and timely been paid. Neither BFST nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by any Governmental Authority in a jurisdiction where BFST or any Subsidiary of BFST does not file Tax Returns that BFST or any such Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of BFST or any Subsidiary of BFST that arose in connection with any failure (or alleged failure) of BFST or any Subsidiary of BFST to pay any Tax, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that BFST or any Subsidiary of BFST is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(B)    BFST and its Subsidiaries have timely collected, withheld or deposited and to the extent required by applicable Law, duly paid to the appropriate Governmental Authority all material Taxes required to have been collected, withheld or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(C)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of BFST or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which BFST or any Subsidiary has Knowledge based upon contact with any agent of such Governmental Authority.

(D)    Neither BFST nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13    Loans and Related Matters.

(A)    Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change with respect to BFST and its Subsidiaries, taken as a whole, all Loans of BFST or any of its Subsidiaries, (i) were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder; (ii) are adequately documented; (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws; (iv) each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by Bankruptcy Exceptions, and all actions necessary to protect any related security interest have been duly taken; and (v) are owned by BFST or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas.

(B)    BFST has made available to TCBI a listing as to BFST and each BFST Subsidiary as of the latest practicable date, which shall be a date no earlier than June 30, 2021: (i) any Loan with an outstanding balance of $5,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to BFST’s Knowledge, in default of any other material provision thereof; (ii) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by BFST, a BFST Subsidiary or an applicable Regulatory Agency; (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

(C)    All reserves or other allowances for loan losses reflected in the BFST Financial Statements as of and for the year ended December 31, 2020 and in the BFST Interim Financial Statements comply in all material respects with the standards established by Governmental Entities and GAAP; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans. Neither BFST nor b1BANK has been notified in writing by any state or federal bank regulatory agency that BFST’s reserves are inadequate or that the practices and policies of BFST in establishing its reserves for the year ended December 31, 2020 or the six months ended June 30, 2021 and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(D)    Neither BFST nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BFST or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BFST or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BFST or any of its Subsidiaries, and none of the agreements pursuant to which BFST or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(E)    The credit files of BFST and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BFST or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BFST or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by BFST or any Subsidiary from third parties that are described in Section 4.13(E) of the Schedules, no Loans of BFST or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

Section 4.14    Employee Relationships. The relations of each of BFST and its Subsidiaries with its respective employees are satisfactory. Neither BFST nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. Neither BFST nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with BFST or any of its Subsidiaries, and, to the Knowledge of BFST, there is no activity involving employees of BFST or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity. BFST and its Subsidiaries have complied with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours, and no Person has asserted to BFST or any Subsidiary that BFST or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To BFST’s Knowledge, no executive officer of BFST or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 4.14 of the Schedules, to the Knowledge of BFST, no key executive officer or manager of BFST or b1BANK or any group of employees of BFST or b1BANK has or have any present plans to terminate their employment with BFST or b1BANK.

Section 4.15    Regulatory Matters.

(A)    Except as set forth on Section 4.15 of the Schedules or where disclosure is prohibited by Legal Requirement, neither BFST nor any BFST Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BFST been notified by any Governmental Authority that it is considering initiating any such Proceeding.

(B)    Neither BFST nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BFST or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 4.16    Employee Benefit Plans.

(A)    All of the BFST Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility (as defined in Sections 404 and 405 of ERISA) with respect to the BFST Employee Plans that would be reasonably expected to result in a Material Adverse Change. All material contributions, premiums or other payments required by law or by any BFST Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

(B)    Each BFST Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and, to the Knowledge of BFST, no event or circumstance has occurred that would disqualify any such BFST Employee Plan.

(C)    Neither BFST nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan”) and neither BFST, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to BFST under which either BFST or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither BFST nor any ERISA Affiliate sponsors, maintains or contributes to or is required to contribute to, any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither BFST nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

(D)    Each BFST Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code since January 1, 2005, is in documentary compliance in all material respects with Section 409A of the Code, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. No BFST Employee Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 4.17    Brokers. Except as set forth in Section 4.17 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFST or any of its Subsidiaries.

Section 4.18    Proprietary Rights. Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change with respect to BFST and its Subsidiaries, taken as a whole, (A) BFST and its Subsidiaries own or have the right to use and continue to use the BFST Intellectual Property in the operation of their business, and (B) neither BFST nor any Subsidiary is, to BFST's Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BFST or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 4.19    Representations Not Misleading. No representation or warranty by BFST contained in this Agreement, nor any statement, exhibit or schedule furnished to TCBI by BFST under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BFST.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TCBI

Except as specifically set forth in a Section to the Schedules, TCBI makes the following representations and warranties to BFST as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01    Organization and Qualification.

(A)    TCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Texas Citizens Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Each TCBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.

(B)    TCBI and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

(C)    Texas Citizens Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Office of the Comptroller of the Currency, and (ii) is an insured bank as defined in the FDIA.

(D)    Except as disclosed in Section 5.01(D) of the Schedules, other than Texas Citizens Bank, TCBI has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by TCBI has not been conducted through any other direct or indirect Subsidiary of TCBI. Except as disclosed in Section 5.01(D) of the Schedules, Texas Citizens Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Texas Citizens Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Texas Citizens Bank has not been conducted through any other direct or indirect Subsidiary of Texas Citizens Bank.

(E)    Section 5.01(E) of the Schedules sets forth a complete and accurate list of all Subsidiaries of TCBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by TCBI. Except as set forth in Section 5.01(E) of the Schedules, (i) TCBI owns, directly or indirectly, all of the issued and outstanding equity securities of each TCBI Subsidiary, (ii) no equity securities of any of TCBI’s Subsidiaries are or may become required to be issued (other than to TCBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to TCBI or a Subsidiary of TCBI), (iv) there are no contracts, commitments, understandings or arrangements relating to TCBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by TCBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by TCBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable Legal Requirements. Neither TCBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding

Section 5.02    Capitalization.

(A)    The authorized capital stock of TCBI consists of 10,000,000 shares of common stock, par value $1.00 per share, 3,177,933 shares of which are issued and 2,940,748 of which are outstanding, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued or outstanding. The outstanding shares of TCBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable Legal Requirements. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of TCBI, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on TCBI Common Stock have been paid. As of the date of this Agreement, there are 211,500 TCBI Options outstanding, vested and unvested, including 24,000 TCBI Performance Options. Except for the TCBI Options and as otherwise disclosed in Section 5.02(A) of the Schedules, there are no (i) other outstanding equity securities of any kind or character, (ii) TCBI Equity Awards, or (iii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating TCBI to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of TCBI. There are no outstanding contractual obligations of TCBI to vote or dispose of any shares of the capital stock of TCBI. Except as disclosed in Section 5.02(A) of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the TCBI Common Stock to which TCBI is a party.

(B)    The authorized capital stock of Texas Citizens Bank consists of 5,000,000 shares of common stock, par value $5.00 per share, 3,084,317 of which are issued and outstanding and 5,000,000 shares of preferred stock, par value $1 per share, none of which are issued or outstanding. The outstanding shares of common stock of Texas Citizens Bank and all TCBI Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Texas Citizens Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Texas Citizens Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating any TCBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of such TCBI Subsidiary. There are no outstanding contractual obligations of any TCBI Subsidiary to vote or dispose of any shares of the capital stock of such TCBI Subsidiary. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of any TCBI Subsidiary to which such TCBI Subsidiary is a party.

Section 5.03    Execution and Delivery; No Violation.

(A)    TCBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. TCBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The TCBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCBI and its shareholders and has directed that this Agreement and the Contemplated Transactions be submitted to TCBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by a vote in accordance with the TBOC and TCBI’s Constituent Documents at the TCBI Meeting (the “Requisite TCBI Vote”) and the adoption and approval of the Bank Merger Agreement by TCBI as Texas Citizens Bank’s sole shareholder, no other corporate proceedings on the part of TCBI are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by TCBI. Assuming due authorization, execution and delivery by BFST, this Agreement constitutes the legal, valid and binding obligation of TCBI, enforceable against TCBI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(B)    Except as set forth in Section 5.03(B) of the Schedules and subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of TCBI or any TCBI Subsidiary; (ii) a violation of any Legal Requirement applicable to TCBI, a TCBI Subsidiary or any of their respective properties or assets or require the consent or approval of any Governmental Authority; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of TCBI or any TCBI Subsidiary under or require the consent or approval of any Person (other than any Governmental Authority) under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which TCBI or a TCBI Subsidiary is a party, or by which it or any of its properties, assets or business activities may be bound or affected. TCBI has made available to BFST a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of TCBI and each of its Subsidiaries, the minute books of TCBI and each of its Subsidiaries, and the stock ledgers and stock transfer books of TCBI and each of its Subsidiaries. Neither TCBI nor any of its Subsidiaries is in violation of any of the terms of its Constituent Documents.

Section 5.04    Compliance with Laws and Regulatory Filings.

(A)    Except as disclosed in Section 5.04(A) of the Schedules, TCBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither TCBI nor any TCBI Subsidiary have had or suspected any material incidents of fraud or defalcation involving TCBI, any TCBI Subsidiary or any of their respective officers, directors or Affiliates during the last two (2) years. Each of TCBI and Texas Citizens Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Texas Citizens Bank that are designed to properly monitor transaction activity (including wire transfers).

(B)    TCBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over TCBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04(B) of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of TCBI or any TCBI Subsidiary.

(C)    None of TCBI or its Subsidiaries, or to the Knowledge of TCBI, any director, officer, employee, agent or other Person acting on behalf of TCBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TCBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TCBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TCBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for TCBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(D)    Texas Citizens Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Texas Citizens Bank has not been informed that its status as “well capitalized” or “satisfactory,” in each case, will change and has no basis for believing that its status will change.

(E)    TCBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all material filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to TCBI’s Knowledge, no suspension or cancellation of any of them is threatened.

(F)    The deposits of Texas Citizens Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Texas Citizens Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to TCBI’s Knowledge, threatened.

(G)    None of TCBI or its Subsidiaries, or to the Knowledge of TCBI, any of their respective directors, officers or employees, has disclosed any confidential supervisory information about TCBI or Texas Citizens Bank to BFST or any of its Subsidiaries, or to any of their respective directors, officers or employees.

Section 5.05    TCBI Financial Statements. TCBI has furnished to BFST true and complete copies of (a) the audited consolidated financial statements of TCBI as of and for the years ended December 31, 2020, 2019 and 2018, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “TCBI Audited Statements”), and (b) the unaudited consolidated financial statements of TCBI as of and for the six (6) months ended June 30, 2021, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “TCBI Unaudited Statements” and, together with the TCBI Audited Statements, the “TCBI Financial Statements”). The TCBI Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the TCBI Unaudited Statements, were prepared in accordance with the books of account and other financial records of TCBI and its Subsidiaries, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the TCBI Unaudited Statements) of TCBI and its Subsidiaries, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The TCBI Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. No financial statements of any Entity other than TCBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of TCBI.

Section 5.06    Texas Citizens Bank Call Reports. TCBI has furnished BFST with true and complete copies of the Reports of Condition and Income of Texas Citizens Bank as of and for each period during the year ended December 31, 2020 and as of and for the periods ended March 31, 2021 and June 30, 2021 (each, a “Texas Citizens Bank Call Report”). Each Texas Citizens Bank Call Report fairly presents, in all material respects, the financial position of Texas Citizens Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Texas Citizens Bank Call Reports contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07    Undisclosed Liabilities. Except with respect to liabilities for Taxes of TCBI, which are addressed under Section 5.14, TCBI has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any TCBI Employee Plan), that is not reflected in or disclosed in the TCBI Financial Statements or the Texas Citizens Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the TCBI Financial Statements or the Texas Citizens Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.

Section 5.08    Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of TCBI, threatened against TCBI or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which TCBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, and TCBI has no Knowledge of any basis on which any such Proceedings could be brought. Neither TCBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.09    Consents and Approvals. Except for the approval of the shareholders of TCBI or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by TCBI or any TCBI Subsidiary in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.10    Real Property Owned or Leased.

(A)    Section 5.10(A) of the Schedules contains a true, correct and complete list of all immovable property owned or leased by TCBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “TCBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, TCBI Real Property, title insurance policies for TCBI Real Property that is owned by TCBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

(B)    Except as set forth in Section 5.10(B) of the Schedules, no lease or deed with respect to any TCBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such TCBI Real Property pertaining to its current primary business purpose.

(C)    None of the buildings and structures located on any TCBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any TCBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on TCBI. No condemnation, eminent domain or other Proceeding is pending or, to TCBI’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any TCBI Real Property in the manner in which it is currently being used.

(D)    Except as set forth in Section 5.10(D) of the Schedules, TCBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all TCBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the TCBI Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.

(E)    All buildings and other facilities used in the business of TCBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of TCBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “TCBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the TCBI Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant TCBI Personal Property. Except as set forth in Section 5.11 of the Schedules and subject to ordinary wear and tear, the TCBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12    Absence of Certain Changes or Events. Since December 31, 2020, TCBI has conducted its business only in the ordinary course (except for COVID-19 Measures or as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Contemplated Transactions) and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:

(A)   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

(B)    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

(C)    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(D)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(E)    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(F)    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent TCBI Financial Statement or Texas Citizens Bank Call Report;

(G)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12(L)) of material value;

(H)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

(I)     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or TCBI Intellectual Property or modified any existing rights with respect thereto;

(J)    Except as required by law or by a TCBI Employee Plan, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(K)    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

(L)    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $100,000;

(M)    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any material transaction, or entered into, modified or amended any material contract or commitment;

(N)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

(O)    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(P)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by any applicable Tax Law or GAAP; or

(Q)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (P) above.

Section 5.13    Certain Leases, Contracts and Agreements.

(A)    Except as set forth in Section 5.13 of the Schedules (the “TCBI Contracts”), neither TCBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)       employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)      bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii )    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)     contract or commitment for capital expenditures;

(v)      material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)     contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)    contract, agreement or letter with respect to the management or operations of TCBI or Texas Citizens Bank imposed by any Governmental Authority having supervisory jurisdiction over TCBI or Texas Citizens Bank;

(viii)    note, debenture, agreement, contract or indenture related to the borrowing by TCBI or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)      agreement with or extension of credit to any executive officer or director of TCBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding TCBI Common Stock, or any Affiliate of such Person;

(xi)     agreement with any executive officer or director of TCBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding TCBI Common Stock or any Affiliate of such Person, relating to bank owned life insurance;

(xii)    lease of immovable property;

(xiii)  any agreement containing covenants that limit the ability of TCBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, TCBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiv)   any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xv)    any agreement pursuant to which TCBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvi)   any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of TCBI or any of its Subsidiaries to indemnification from TCBI or any of its Subsidiaries;

(xvii)  any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of TCBI or its respective Subsidiaries;

(xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement;

(xix)   any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(xx)    any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; or

(xxi)   contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business.

(B)    Each TCBI Contract is legal, valid and binding on TCBI or its Subsidiaries, as the case may be, and to the Knowledge of TCBI, the other parties thereto, enforceable against TCBI or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of TCBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each TCBI Contract and there are no existing defaults, including as a result of COVID-19 or COVID-19 Measures, by TCBI or its Subsidiary, as the case may be, or, to the Knowledge of TCBI, the other party thereunder and there are no allegations or assertions of such by any party under such TCBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each TCBI Contract has been delivered or made available to BFST.

Section 5.14    Taxes and Tax Returns.

(A)    Subject to applicable extension periods, TCBI and its Subsidiaries have duly and timely filed all federal and other material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either TCBI or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by TCBI or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either TCBI or any Subsidiary is or was a member (whether or not shown on any Tax Return) have duly and timely been paid. Except as set forth in Section 5.14(A) of the Schedules, neither TCBI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by any Governmental Authority in a jurisdiction where TCBI or any Subsidiary of TCBI does not file Tax Returns that TCBI or any such Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of TCBI or any Subsidiary of TCBI that arose in connection with any failure (or alleged failure) of TCBI or any Subsidiary of TCBI to pay any Tax, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that TCBI or any Subsidiary of TCBI is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(B)    TCBI and its Subsidiaries have timely collected, withheld or deposited and to the extent required by applicable law, duly paid to the appropriate Governmental Authority all material Taxes required to have been collected, withheld or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(C)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of TCBI or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which TCBI or any Subsidiary has Knowledge based upon contact with any agent of such Governmental Authority. Section 5.14(C) of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to TCBI or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. TCBI has made available to BFST correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TCBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(D)    Neither TCBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect (other than any such extensions obtained in the ordinary course of business).

(E)    Neither TCBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither TCBI nor any of its Subsidiaries has participated in a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations Section 1.6011-4. Except as set forth in Section 5.14(E) of the Schedules, neither TCBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than the Affiliated Group of which TCBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than TCBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

(F)    Neither TCBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(G)    Neither TCBI nor any of its Subsidiaries will be required to include any item of income in, nor will TCBI or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(H)    In the five (5) years prior to the date of this Agreement, neither TCBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(I)    The unpaid Taxes of TCBI and its Subsidiaries (i) did not, as of December 31, 2020, exceed the current liability accruals for Tax liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in TCBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TCBI and its Subsidiaries in filing its Tax Returns, in either case, to the extent any such excess has resulted in or would result in, as the case may be, a Material Adverse Change.

(J)    Neither TCBI nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15    Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance (“BOLI”)) owned or held by or on behalf of either TCBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules. All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by TCBI or any Subsidiary (a) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (b) are sufficient for compliance with all Legal Requirements and all agreements to which TCBI or such Subsidiary is a party; (c) are usual and customary as to amount and scope for the business conducted by TCBI and its Subsidiaries in respect of amounts, types and risks insured; (d) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (e), except as set forth in Section 5.15 of the Schedules, will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. The value of any BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the TCBI Financial Statements in accordance with GAAP. Except as set forth in Section 5.15 of the Schedules, all BOLI is owned solely by Texas Citizens Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Except as set forth in Section 5.15 of the Schedules, no insurer under any such policy or bond has canceled or indicated to TCBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither TCBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Except as set forth in Section 5.15 of the Schedules, neither TCBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2020.

Section 5.16    No Material Adverse Change. Since December 31, 2020, there has not been any Material Adverse Change with respect to TCBI, nor has any event or condition occurred that has resulted in, or, to the Knowledge of TCBI, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.17    Proprietary Rights.

(A)    Section 5.17(A) of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “TCBI Intellectual Property”) presently owned or held by TCBI or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. TCBI and its Subsidiaries own or have the right to use and continue to use the TCBI Intellectual Property in the operation of their business. Neither TCBI nor any Subsidiary is, to TCBI’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has TCBI or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(B)    Neither TCBI nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the Contemplated Transactions will in any way impair the right of TCBI or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the TCBI Intellectual Property.

Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of August 31, 2021, of all securities, including municipal bonds, owned by TCBI and Texas Citizens Bank, as well as any purchases or sales of securities between December 31, 2020 to and including August 31, 2021 reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any securities sold during such time period between December 31, 2020 to and including August 31, 2021. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by TCBI and Texas Citizens Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of TCBI, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To TCBI’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19    Certain Loans and Related Matters.

(A)    Except as set forth in Section 5.19(A) of the Schedules, as of August 31, 2021, neither TCBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by TCBI or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of TCBI or any of its Subsidiaries, or any ten percent (10%) or more shareholder of TCBI, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to TCBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over TCBI or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on TCBI or Texas Citizens Bank.

(B)    Section 5.19(B) of the Schedules contains the “watch list” of loans of Texas Citizens Bank as of December 31, 2020, March 31, 2021, and August 31, 2021. To the Knowledge of TCBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on TCBI’s or Texas Citizens Bank’s ordinary course of business and safe and sound banking principles.

(C)    Section 5.19(C) of the Schedules identifies each asset of TCBI or any of its Subsidiaries that as of August 31, 2021 was classified as OREO and the book value thereof as of August 31, 2021 as well as any assets classified as OREO between December 31, 2020 and August 31, 2021 and any sales of OREO between December 31, 2020 and August 31, 2021, reflecting any gain or loss with respect to any OREO sold.

(D)    Neither TCBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates TCBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of TCBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by TCBI or any of its Subsidiaries, and none of the agreements pursuant to which TCBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(E)    Section 5.19(E) of the Schedules sets forth a list of each Loan, exclusion, accommodation or forgiveness to which TCBI or Texas Citizens Bank has agreed (or requested) pursuant to any COVID-19 Measure that is outstanding as of August 31, 2021, including any deferments, Paycheck Protection Program Loan or other United States Small Business Administration Loan, any Paycheck Protection Program Liquidity Facility Loan, and any Main Street Lending Program Loan.

Section 5.20    Loan Portfolio and Reserve for Loan Losses.

(A)    All Loans of TCBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither TCBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. All Loans are owned by TCBI or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. Except as set forth in Section 5.20(A) of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and TCBI has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(B)    The credit files of TCBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to TCBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of TCBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by TCBI or any Subsidiary from third parties that are described in Section 5.20(B) of the Schedules, no Loans of TCBI or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

(C)    The allowance for loan losses shown on TCBI Financial Statements as of December 31, 2020 and June 30, 2021 was, and the allowance for loan losses to be shown on any financial statements of TCBI or Texas Citizens Bank, or Consolidated Reports of Condition and Income of Texas Citizens Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding of TCBI or any of its Subsidiaries and other extensions of credit; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 5.21    Employee Relationships.

(A)    TCBI has provided BFST a true and complete list of all persons who are employees of TCBI or Texas Citizens Bank as of June 30, 2021, which such list sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate.

(B)    TCBI and each of its Subsidiaries is, and during the past three (3) years has at all times been, in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, employee classification, and wages and hours. Neither TCBI nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to TCBI of his or her intent to terminate his or her employment or service relationship with TCBI. No strike, grievance, or labor dispute exists or, to the Knowledge of TCBI, is threatened with respect to any of the employees of TCBI or any of its Subsidiaries. Neither TCBI nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with TCBI or any of its Subsidiaries, and, to its Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the Knowledge of TCBI, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other restrictive covenant, with TCBI or any of its Subsidiaries.

(C)    All accrued material obligations and liabilities of and all payments by TCBI and each of its Subsidiaries, and all TCBI Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by TCBI or its Subsidiaries, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding Taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or TCBI Employee Plans or Agreements maintained or sponsored, participated in, or contributed to by TCBI or any of its Subsidiaries, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of TCBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any TCBI Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by TCBI according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section 5.21(C) are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the TCBI Financial Statements and the books, statements and records of TCBI and its Subsidiaries.

Section 5.22    Environmental Laws. Except as would not be material to TCBI and its Subsidiaries taken as a whole, TCBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither TCBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to the Knowledge of TCBI, no TCBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by TCBI or its Subsidiaries or owned, operated or leased by TCBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To TCBI’s Knowledge, (a) TCBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by TCBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by TCBI or any of its Subsidiaries. TCBI has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to TCBI Real Property, any immovable property formerly owned or operated by TCBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of TCBI or any of its Subsidiaries.

Section 5.23    Regulatory Matters.

(A)    Except as set forth on Section 5.23 of the Schedules or where disclosure is prohibited by Legal Requirement, neither TCBI nor any TCBI Subsidiary is now or has been, within the last three (3) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has TCBI been notified by any Governmental Authority that it is considering initiating any such Proceeding.

(B)    Neither TCBI nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does TCBI or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 5.24    Accounting Controls. The records, systems, controls, data, and information of TCBI and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Each of TCBI and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. TCBI has disclosed based on its most recent evaluations to its outside auditors and the audit committee of the TCBI Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TCBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBI’s internal control over financial reporting. TCBI has made available to BFST a summary of any such disclosure made by management to the auditor and/or audit committee of TCBI or any Subsidiary.

Section 5.25    Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of TCBI and all TCBI Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of TCBI or any TCBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of TCBI and all TCBI Subsidiaries have been made available for inspection by BFST.

Section 5.26    Trust Business. Neither TCBI nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither TCBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.27    Guaranties. Except for items in the process of collection in the ordinary course of Texas Citizens Bank’s business, none of the obligations or liabilities of TCBI or Texas Citizens Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has TCBI or Texas Citizens Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28    Employee Benefit Plans.

(A)    Section 5.28(A) of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of TCBI that are sponsored or maintained by TCBI or to which TCBI contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of TCBI or with respect to which TCBI or any of its ERISA Affiliates has any liability, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment agreement or collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan, whether or not in writing, (each of the foregoing, including the TCBI Incentive Plan and each TCBI SERP, a “TCBI Employee Plan”). There is no pending or, to the Knowledge of TCBI, threatened Proceeding relating to any TCBI Employee Plan and no threatened or pending claims against any TCBI Employee Plan (except for claims for benefits payable in the normal operation of the TCBI Employee Plan). All of the TCBI Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no non‑exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility (as defined in Sections 404 and 405 of ERISA) with respect to the TCBI Employee Plans that are reasonably expected to result in a Material Adverse Change. All contributions, premiums or other payments required by law or by any TCBI Employee Plan that are due as of the date of this Agreement have been made by the due date thereof. There exists no basis upon which TCBI would be expected to be subject to any penalties or assessable payments under Section 4980D or 4980H of the Code or Section 502 of ERISA, nor has TCBI or its Subsidiaries received any correspondence from the IRS or other Governmental Authority indicating that such penalties or assessable payments are or may be due.

(B)    Neither TCBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any TCBI Employee Plan except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals (except as disclosed on Section 5.28(B) of the Schedules or as otherwise required by applicable Legal Requirements). Each TCBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and, to the Knowledge of TCBI, no event or circumstance has occurred that would disqualify any such TCBI Employee Plan. No examination, voluntary correction proceeding, or audit of any TCBI Employee Plan by any Governmental Authority is currently in progress or, to the Knowledge of TCBI, threatened. TCBI is not a party to any agreement or understanding with the IRS or any Governmental Authority with respect to any TCBI Employee Plan. TCBI has provided or made available true, correct and complete copies of, to the extent applicable, (i) each TCBI Employee Plan, including amendments thereto (or, where not reduced to writing, a summary of the material terms of such plan), (ii) the most recent summary plan descriptions of each TCBI Employee Plan, along with summaries of material modifications, as well as other material participant communications, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any TCBI Employee Plan, (iv) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each TCBI Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each TCBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each TCBI Employee Plan, (vii) the most recent audited financial statements for each TCBI Employee Plan for which audited statements are required by ERISA, and (viii) data and results of nondiscrimination testing on each applicable TCBI Employee Plan for the past three (3) years, and (ix) material correspondence with the IRS or any other Governmental Authority with respect to any TCBI Employee Plan during the past six (6) years.

(C)    Neither TCBI nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any Multiemployer Plan, and neither TCBI, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to TCBI under which either TCBI or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither TCBI nor any ERISA Affiliate sponsors, maintains or contributes, or is obligated to contribute, to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither TCBI nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code. No TCBI Employee Plan is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or is funded through a trust that is intended to be exempt from U.S. federal income Tax pursuant to Section 501(c)(9) of the Code.

(D)    No circumstances currently exist that could result in any Controlled Group liability of TCBI or any of its Subsidiaries now or following the Closing.

(E)    Except as set forth in Section 5.28(E) of the Schedules or as expressly contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or consultant of TCBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from TCBI or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person. Except as set forth in Section 5.28(E) of the Schedules, there is no contract, agreement, plan or other arrangement covering any service provider or former service provider of TCBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by TCBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as set forth in Section 5.28(E) of the Schedules, neither TCBI nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual in respect of any Taxes imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code. TCBI has made available to BFST true and complete copies of any 280G calculations (whether or not final) that it has performed with respect to any disqualified individual, if applicable, in connection with the Contemplated Transactions.

(F)    Except as set forth in Section 5.28(F) of the Schedules, no TCBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)) and there are no outstanding compensatory equity awards with respect to shares of the capital stock of TCBI, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of TCBI or any ERISA Affiliate.

(G)    Except as set forth in Section 5.28(G) of the Schedules, each TCBI Employee Plan may be amended or terminated at any time by TCBI or Texas Citizens Bank without the consent of the participants or a Governmental Authority and without TCBI or Texas Citizens Bank making any additional contributions and incurring any liability to such TCBI Employee Plan (other than expenses reasonably expected to be incurred in connection with such termination).

(H)    Each TCBI Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code since January 1, 2005, is in documentary compliance in all material respects with Section 409A of the Code, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. No TCBI Employee Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

(I)    No oral or written representation or communication with respect to any aspect of the TCBI Employee Plans has been made to employees or covered persons that is not in conformity with the written or otherwise preexisting terms and provisions of such plans that would reasonably be expected to result in material liability. TCBI has not made any promise or representation, whether oral or written, to its employees, former employees, directors or other persons that any TCBI Employee Plan will be modified, amended, or continued in connection with the Contemplated Transactions.

Section 5.29    Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Texas Citizens Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.30    Derivative Contracts. Neither TCBI nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the TCBI Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 5.31    Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCBI or any of its Subsidiaries.

Section 5.32    Exercise of Appraisal Rights. TCBI has no Knowledge of any plan or intention on the part of any shareholder of TCBI to make written demand for payment of the fair value of such holder’s shares of TCBI Common Stock in the manner provided in Section 2.08.

Section 5.33    Fairness Opinion. Prior to the execution of this Agreement, TCBI has received a written opinion from Piper Sandler & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by holders of TCBI Common Stock under this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.34    Investment Management and Related Activities. Except as set forth in Section 5.34 of the Schedules, none of TCBI, any Subsidiary or, to TCBI’s Knowledge, any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.

Section 5.35    Transactions with Affiliates. Except as set forth in Section 5.35 of the Schedules, there are no outstanding amounts payable to or receivable from, or advances by TCBI or any of its Subsidiaries to, and neither TCBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of TCBI or any of its Subsidiaries or to any of their respective Affiliates, other than as part of the normal and customary terms of such person’s employment or service as a director with TCBI or any of its Subsidiaries and other than deposits held by Texas Citizens Bank in the ordinary course of business, or (b) any other Affiliate of TCBI or any of its Subsidiaries. Except as set forth in Section 5.35 of the Schedules, neither TCBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Texas Citizens Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors of the Federal Reserve System.

Section 5.36    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement, the Bank Merger Agreement, and the Contemplated Transactions.

Section 5.37    Representations Not Misleading. No representation or warranty by TCBI contained in this Agreement, nor any statement, exhibit or schedule furnished to BFST by TCBI under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by TCBI.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Forbearances of TCBI. TCBI agrees that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(A)    Banking Operations. (i) Enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

(B)    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

(C)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock, other than pursuant to the exercise of TCBI Options in accordance with their terms, or permit new shares of its stock to become subject to new grants;

(D)   Stock Awards. Issue, grant, or accelerate the vesting of any option (including any TCBI Option, except for the acceleration of vesting immediately prior to the Effective Time pursuant to Section 2.06(D)), restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of TCBI or any TCBI Subsidiary, or any securities convertible its shares of such stock;

(E)    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

(F)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(G)    Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

(H)    Constituent Documents. Amend its Constituent Documents or those of any of its Subsidiaries;

(I)      Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by any applicable Tax Law or GAAP, including changes in the interpretation or enforcement thereof;

(J)      Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(K)    Employee Arrangements. Make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of TCBI or any of its Subsidiaries, except for (i) at-will employment to fill vacancies, that may arise from time to time or otherwise in the ordinary course of business and on terms consistent with other similarly situated TCBI employees and (ii) any employee with an annual base salary of $100,000 or less) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law or by a TCBI Employee Plan;

(L)    Proceedings. (i) Settle any Proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate (unless the payment of any such damages by TCBI is reasonably expected by TCBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TCBI) under TCBI’s existing insurance policies, including any tail policy) or imposing a restriction on the operations of TCBI or its Subsidiaries (any such Proceeding, a “Material Proceeding”) , or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

(M)    Continuing Contracts. (i) Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules, or (ii) commit any act or omission which constitutes a material breach or default by TCBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any TCBI Contracts;

(N)    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(O)    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

(P)    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(Q)    Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

(R)    Material Loans. Commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $2,500,000 without BFST’s consent, which consent BFST will be deemed to have given, unless it objects to the Loan within three (3) Business Days of receiving a notice from TCBI (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms, except for any Loans pursuant to existing commitments entered into prior to the date hereof or Loans that have been fully approved prior to the date hereof;

(S)    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $500,000 to a borrower or to a known related interest of a borrower who has a loan with Texas Citizens Bank that is classified as “substandard”;

(T)    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

(U)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof or renewals of such agreements or arrangements, in each case as set forth on Section 6.01(U) of the Schedules, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

(V)    Taxes. Make or change any material Tax election, adopt or change any material method of Tax accounting (other than as may be required by any applicable Tax Law, GAAP or regulatory guidelines), file any materially amended Tax Return, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability with respect to Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extensions obtained in the ordinary course of business);

(W)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to TCBI under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”); provided, however, if TCBI has previously conducted a Phase I for such real estate, then TCBI shall not be required to conduct an additional Phase I in order to foreclose on or take a deed or title to any such real estate, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Material under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Material into structures on the property or into the ground, ground water, or surface water of the property;

(X)    Deposits. Other than in the ordinary course of business, make any changes to deposit pricing; or

(Y)    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02    Affirmative Covenants of the Parties. Each of the parties agrees that, from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

(A)    Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates; provided, however that each party shall be permitted to engage in COVID-19 Measures;

(B)    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(C)    Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

(D)    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;

(E)    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

(F)    Accounting. Account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable.

(G)    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

(H)    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

ARTICLE VII
COVENANTS

Section 7.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.

Section 7.02    Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the Contemplated Transactions. TCBI shall: (i) permit BFST to review and discuss in advance, and consider in good faith the views of BFST in connection with, any proposed written or oral response to any Material Proceeding; (ii) furnish BFST’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with any Material Proceeding; (iii) consult with BFST regarding the defense or settlement of any Material Proceeding, give due consideration to BFST’s advice with respect to any Material Proceeding and not settle any such litigation prior to such consultation and consideration; provided, however, that TCBI shall not settle any Material Proceeding if such settlement requires the payment of money damages, without the written consent of BFST (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by TCBI is reasonably expected by TCBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TCBI) under TCBI’s existing insurance policies, including any tail policy.

Section 7.03    Regulatory Applications.

(A)    The Parties will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation to effect all filings and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of the Requisite Regulatory Approvals within thirty (30) days of the date of this Agreement. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(B)    Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFST or any of its Subsidiaries or TCBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have Material Adverse Change on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFST, the Surviving Corporation or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”).

(C)    Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.04    Registration Statement; Proxy Statement/Prospectus; NASDAQ Listing.

(A)    BFST and TCBI will jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of TCBI in connection with the TCBI Meeting, and BFST shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by BFST in connection with the issuance of shares of BFST Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”). Each Party will use reasonable best efforts to make all necessary filings in respect of the S-4 Registration Statement within thirty (30) days of this Agreement. TCBI shall deliver to BFST such financial statements and related analysis of TCBI as may be required in order to file the S-4 Registration Statement, and any other reports required to be filed by BFST with the SEC, in each case, in compliance in all material respects with Legal Requirements, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFST to review. TCBI agrees to cooperate with BFST and BFST’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from TCBI’s independent auditors in connection with the S-4 Registration Statement and the Proxy Statement/Prospectus. BFST and TCBI shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of BFST or its Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. BFST and TCBI each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of d TCBI. BFST shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. After the S-4 Registration Statement is declared effective under the Securities Act, TCBI shall, at its own expense, promptly print and mail, or cause to be mailed, the Proxy Statement/Prospectus to its shareholders.

(B)    BFST and TCBI each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of TCBI, and at the time of the meeting of shareholders of TCBI, to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Proxy Statement/Prospectus. BFST and TCBI will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 7.05    Approval of TCBI Shareholders.

(A)    TCBI shall call, give notice of, convene and hold a meeting of its shareholders (the “TCBI Meeting”) as soon as reasonably practicable, but no later than forty-five (45) days after the S-4 Registration Statement is declared effective for the purpose of obtaining the Requisite TCBI Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. The TCBI Board shall use its commercially reasonable efforts to obtain from TCBI shareholders the Requisite TCBI Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that such TCBI shareholders approve this Agreement, the Merger and the other Contemplated Transactions. TCBI shall adjourn or postpone the TCBI Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of TCBI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TCBI has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCBI Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the TCBI Meeting shall be convened, this Agreement, the Merger and the other Contemplated Transactions shall be submitted to the shareholders of TCBI at the TCBI Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve TCBI of such obligation. BFST and TCBI shall use their commercially reasonable efforts to cooperate to hold the TCBI Meeting as soon as reasonably practicable after the date of effectiveness of the Proxy Statement/Prospectus.

(B)    Except to the extent provided otherwise in Section 7.10, the TCBI Board shall at all times prior to and during the TCBI Meeting recommend approval of this Agreement by the shareholders of TCBI and the Contemplated Transactions (including the Merger) and any other matters required to be approved by TCBI’s shareholders for consummation of the Merger and the Contemplated Transactions (the “TCBI Recommendation”). In the event that there is present at the TCBI Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite TCBI Vote, TCBI will not adjourn or postpone the TCBI Meeting unless TCBI is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the TCBI Board. TCBI shall keep BFST updated with respect to the proxy solicitation results in connection with the TCBI Meeting as reasonably requested by BFST.

Section 7.06    Consents and Approvals.

(A)    BFST will use commercially reasonable efforts, and TCBI will reasonably cooperate with BFST at the BFST’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

(B)    TCBI will use commercially reasonable efforts, and BFST will reasonably cooperate with TCBI at TCBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.

Section 7.07    Public Disclosure. No Party will issue any press release or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement or the rules and regulations of any national stock exchanges. It is understood that BFST shall assume primary responsibility for the preparation of joint press releases and investor presentation relating to this Agreement, the Merger, and the other Contemplated Transactions.

Section 7.08    Access; Information.

(A)    Except as prohibited by any Legal Requirement, for the purpose of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(B)    No access or investigation by a Party of the business and affairs of the other Party under this Section 7.08 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

(C)    Notwithstanding anything to the contrary in this Section 7.08, neither Party shall be required to copy the other Party on any documents that disclose confidential discussions of this Agreement or the Contemplated Transactions, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that the board of such Party has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Legal Requirement, or may result in a waiver of its attorney-client privilege. In the event any of the restrictions in this Section 7.08(C) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with Legal Requirement.

Section 7.09    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to Legal Requirements, each of BFST and TCBI, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its Representatives to, hold any information obtained pursuant to this Section 7.09 in accordance with the terms of that certain letter agreement, dated as of July 7, 2021 by and between BFST and TCBI.

Section 7.10    No Solicitation by TCBI; Superior Proposals.

(A)    Except as permitted by Section 7.10(B), TCBI shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFST) any information or data with respect to TCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the TCBI Representatives, whether or not such TCBI Representative is so authorized and whether or not such TCBI Representative is purporting to act on behalf of TCBI or otherwise, shall be deemed to be a breach of this Agreement by TCBI. TCBI and its Subsidiaries shall, and shall cause each of the TCBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of TCBI and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving TCBI or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of TCBI.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the TCBI Board concludes in good faith to be more favorable to its shareholders than the Merger and the other Contemplated Transactions, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(B)    Notwithstanding Section 7.10(A) or any other provision of this Agreement, prior to receipt of the Requisite TCBI Vote, TCBI may take any of the actions described in Section 7.10(A) if, but only if, (i) TCBI has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.10(A); (ii) the TCBI Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI’s shareholders under Legal Requirements; (iii) TCBI has provided BFST with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, TCBI receives from such Person a confidentiality agreement with terms no less favorable to TCBI than those contained in the confidentiality agreement with BFST. TCBI shall promptly provide to BFST any non-public information regarding TCBI or its Subsidiaries provided to any other Person which was not previously provided to BFST, such additional information to be provided no later than the date of provision of such information to such other party.

(C)    TCBI shall promptly (and in any event within one (1) Business Day) notify BFST in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCBI or the TCBI Representatives, in each case in connection with or related to any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). TCBI agrees that it shall keep BFST informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).

(D)    Except as provided in Section 7.10(E), neither the TCBI Board nor the board of directors of any Subsidiary of TCBI nor any committee of the TCBI Board or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to BFST or publicly propose to withdraw, modify, or qualify in any manner adverse to BFST) the TCBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the Contemplated Transactions, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the TCBI Recommendation in whole or in part in the Proxy Statement/Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the TCBI Recommendation within three (3) Business Days following a request by BFST, or make any statement, filing or release, in connection with the TCBI Meeting or otherwise, inconsistent with the TCBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.10(D) shall be referred to herein as an “Adverse Recommendation Action.”

(E)    Notwithstanding Section 7.10(D) or any other provision in this Agreement to the contrary, prior to the receipt of the Requisite TCBI Vote, the TCBI Board may withdraw, qualify, amend or modify the TCBI Recommendation (a “TCBI Subsequent Determination”) or cause or permit TCBI to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of Section 9.01(G) after the fifth (5th) Business Day following BFST’s receipt of a notice (the “Notice of Superior Proposal”) from TCBI advising BFST that the TCBI Board has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide, written Acquisition Proposal that it received (that did not result from a breach of Section 7.10(A)) constitutes a Superior Proposal if, but only if, (i) the TCBI Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to TCBI’s shareholders under Legal Requirements, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFST (the “Notice Period”), the TCBI Board shall have cooperated and negotiated in good faith with BFST to make such adjustments, modifications or amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that BFST shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by BFST since its receipt of such Notice of Superior Proposal, the TCBI Board has again in good faith made the determination (A) in clause (i) of this Section 7.10(E) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, TCBI shall be required to deliver a new Notice of Superior Proposal to BFST and again comply with the requirements of this Section 7.10(E), except that the Notice Period shall be reduced to three (3) Business Days.

(F)    If the TCBI Board shall have made a TCBI Subsequent Determination with respect to a Superior Proposal, then the TCBI Board may recommend approval of such Superior Proposal by the shareholders of TCBI and may submit this Agreement to TCBI’s shareholders without recommendation, in which event the TCBI Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the Contemplated Transactions to TCBI’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

Section 7.11    Disclosure Schedules. At least five (5) Business Days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.12    Notification of Certain Matters.

(A)    BFST will promptly notify TCBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BFST in, or any information disclosed on the Schedules provided to TCBI by BFST under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of BFST contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by TCBI under this Section 7.12(A) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BFST in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to TCBI’s obligation to consummate the Merger or any remedies available to TCBI under this Agreement; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12(A) or the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by BFST failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.03 to be satisfied.

(B)    TCBI will promptly notify BFST in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by TCBI in, or any information disclosed on the Schedules provided to BFST by TCBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of TCBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BFST under this Section 7.12(B) will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of TCBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BFST’s obligation to consummate the Merger or any remedies available to BFST under this Agreement; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12(B) or the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied, or otherwise constitute a breach of this Agreement by TCBI failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.02 to be satisfied.

Section 7.13    Employee Matters.

(A)    Except with respect to the TCBI Employee Plans described in Section 7.13(D), or as otherwise agreed in writing by the Parties, to the extent requested by BFST in writing delivered to TCBI on or prior to the earlier of: (i) at least 20 Business Days before the Closing Date, or (ii) 10 Business Days prior to the commencement of any notice period required to effectuate the termination of such TCBI Employee Plan, TCBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require to cause the freeze, amendment or termination of any TCBI Employee Plan, with terms satisfactory to BFST and in accordance with all Legal Requirements, to be effective as of the Business Day immediately prior to the Closing Date or at any time thereafter in the sole discretion of BFST. The Parties recognize that some winding up of such TCBI Employee Plans may need to be completed following the Closing Date. BFST agrees that, with respect to the employees of TCBI and its Subsidiaries who continue their employment after the Closing Date (the “TCBI Employees”), for a period of twelve (12) months immediately following the Closing Date (or such shorter period if an applicable employee’s employment earlier terminates), BFST shall or shall cause its Subsidiaries, as applicable, to continue to provide (i) to each TCBI Employee, (a) a base salary or hourly wage rate, as applicable, and (b)  annual cash bonus opportunity, if applicable, that is not less than the amount listed on Section 7.13(B) of the Schedules with respect to such TCBI Employee, and (ii) to the TCBI Employees as a whole, benefits that are substantially comparable, in the aggregate, to the benefits provided to the TCBI Employees immediately prior to the Effective Time. BFST agrees that the TCBI Employees will be entitled, subject to Section 7.13(B), to participate to the same extent as newly hired employees in the BFST Employee Plans, in accordance with the respective terms of such plans and programs, and BFST will take all actions reasonably necessary or appropriate to ensure coverage of the TCBI Employees in such plans and programs from and after the Closing Date, except to the extent that BFST desires to maintain the effectiveness of any TCBI Employee Plan providing a substantially similar benefit. In the latter circumstance, TCBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require in furtherance of the transfer of such TCBI Employee Plan to BFST on terms satisfactory to BFST and in accordance with all Legal Requirements. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

(B)    Each TCBI Employee will be entitled to credit for prior service with TCBI before the Effective Time, to the same extent such TCBI Employee was entitled, before the Effective Time, to credit for such service under the TCBI Employee Plans, for all purposes under the BFST Employee Plans (excluding vesting requirements under any stock incentive plan and severance for TCBI Employees who are terminated within one (1) year following the Effective Time, which severance is addressed in Section 7.13(C)) to the extent permitted by such BFST Employee Plan and any Legal Requirements. To the extent permitted by any Legal Requirements and, if applicable, any insurance carrier, any eligibility waiting period, pre-existing condition exclusion, active employment requirement and requirement to show evidence of good health applicable to a BFST Employee Plan will be waived with respect to each TCBI Employee and his or her eligible dependents. To the extent permitted by Legal Requirements, BFST will credit each TCBI Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such TCBI Employee and his or her eligible dependents during such year under TCBI’s group health plan.

(C)    Any current TCBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) within one (1) year following the Effective Time, will receive a lump sum severance payment from b1BANK (which payment BFST will cause to be made) in an amount equal to one (1) weeks’ compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with TCBI as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against BFST and its Affiliates. For purposes of this Section 7.13, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, provided that the employee was given prior notice of such policies (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with b1BANK; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause.

(D)    BFST will honor all obligations under each TCBI Employee Plan listed on Section 7.13(D) of the Schedules, including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment). BFST hereby agrees and acknowledges that the consummation of the transactions contemplated by this Agreement constitutes a “change of control” or a “change in control” or similar term, as the case may be, for all purposes under each TCBI Employee Plan.

(E)    Nothing in this Section 7.13 shall be construed to limit the rights of BFST or its Affiliates to amend or terminate any BFST Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 7.13 be construed to require BFST or its Affiliates to retain the employment of any particular TCBI Employee for any fixed period of time following the Effective Time, and the continued retention (or termination) by BFST or its Affiliates of any TCBI Employee subsequent to the Effective Time shall be subject in all events to BFST’s or its applicable Affiliate’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

Section 7.14    Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective immediately or as soon as practicable following the Effective Time.

Section 7.15    Termination of Data Processing Contracts. BFST intends to convert some or all of TCBI’s information and data onto BFST’s information technology systems (the “Data Conversion”). TCBI agrees to cooperate with BFST in preparing for the Data Conversion and to facilitate the integration of TCBI with the business BFST following consummation of the Contemplated Transactions, and shall meet on a regular basis to discuss and plan for the conversion of the Data Conversion, which planning shall include, but not be limited to, (a) providing BFST reasonable access to data, information systems, and personnel having expertise with TCBI’s and Texas Citizens Bank’s information and data systems, (b) discussion of third-party service provider arrangements of TCBI and each of its Subsidiaries; (c) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by TCBI and each of its Subsidiaries in connection with the systems operations; (d) retention of outside consultants and additional employees to assist with the conversion; (e) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services, and (f) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Until the Effective Time, TCBI shall advise BFST of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving TCBI or Texas Citizens Bank. TCBI will cooperate with BFST and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by BFST.

Section 7.16    Conforming Accounting Adjustments. If requested by BFST, TCBI will and will cause Texas Citizens Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BFST may reasonably request to conform the accounting records of TCBI and Texas Citizens Bank to the accounting policies and practices of BFST and b1BANK, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by TCBI or Texas Citizens Bank of any adverse circumstances for purposes of determining whether the conditions to BFST’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Merger Consideration. No adjustment required by BFST will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to TCBI or Texas Citizens Bank.

Section 7.17    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP consistent with past practice and immaterial in amount and substance. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 7.18    Indemnification.

(A)    To the extent not prohibited by any Legal Requirements, BFST agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of TCBI or Texas Citizens Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in TCBI’s or Texas Citizens Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto.

(B)    The rights to indemnification granted by this Section 7.18 shall be limited to the amount of the coverage provided under and the amounts covered by the Tail Coverage described in Section 7.18(D), and are subject to the limitation that amounts otherwise required to be paid by BFST to any Indemnified Party under this Section 7.18 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. Notwithstanding anything to the contrary in TCBI’s or Texas Citizens Bank’s Constituent Documents, BFST shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against TCBI or Texas Citizens Bank (or their respective successors) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by TCBI or Texas Citizens Bank (or their respective successors) against any Indemnified Party in advance of the final disposition thereof. The indemnification obligation of BFST under this Section 7.18 shall further be subject to any limitation imposed from time to time under applicable Legal Requirements, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in the Constituent Documents of TCBI or Texas Citizens Bank.

(C)    Any Indemnified Party wishing to claim indemnification under Section 7.19(A), upon learning of any Proceeding described above, must promptly notify BFST, but the failure to so notify will not affect the obligations of BFST under Section 7.19(A), except to the extent that BFST is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) BFST will have the right to assume the defense thereof and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST (which may not exceed one firm in any jurisdiction), and BFST will be subject to the obligations with respect to legal fees and expenses as provided in TCBI’s or Texas Citizens Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) BFST will not be liable for any settlement effected without its prior written consent; and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.

(D)    TCBI shall obtain, and prior to the Closing Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of four (4) years from and after the Effective Time with respect to TCBI’s or Texas Citizens Bank’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by TCBI and Texas Citizens Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to TCBI and Texas Citizens Bank and their respective directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.

(E)    The provisions of this Section 7.18 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.

Section 7.19    Other Agreements.

(A)    TCBI will deliver to BFST, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and each senior executive officer of TCBI and Texas Citizens Bank who owns TCBI Common Stock, all of whom are listed on Section 7.19(A) of the Schedules.

(B)    TCBI will deliver to BFST, contemporaneously with the execution of this Agreement, Director Support Agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of TCBI or Texas Citizens Bank who is not an employee of TCBI or any of its Subsidiaries, which Director Support Agreements shall become effective at the Effective Time.

(C)    Each of the directors and senior executive officers of TCBI and Texas Citizens Bank will deliver to BFST, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing TCBI and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

(D)    Certain executive officers of TCBI and Texas Citizens Bank, the names of which persons are listed on Section 7.19(D) of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, an employment agreement in a form mutually agreed upon by BFST and such employee (the “Employment Agreements”).

(E)    TCBI will cause to be delivered to BFST resignations of all the directors of TCBI and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 7.20    Employment Agreements. TCBI will, and will cause Texas Citizens Bank to, take all actions necessary to terminate the agreements listed on Section 7.20 of the Schedules, without further liability to Texas Citizens Bank, BFST or any of their respective Affiliates. Section 7.20 of the Schedules lists all TCBI SERPs, deferred compensation, employment, change-in-control or other similar agreements. At or prior to the Closing, TCBI will either (i) accrue all amounts necessary to terminate each agreement listed on Section 7.20 of the Schedules or (ii) make all payments required in connection with such termination.

Section 7.21    NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ and use its commercially reasonable efforts to effect said listing.

Section 7.22    Issuance of BFST Common Stock. The shares of BFST Common Stock to be issued by BFST to the shareholders of TCBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of TCBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BFST or any other Person. The BFST Common Stock to be issued to the shareholders of TCBI pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BFST Common Stock issued to any shareholder of TCBI who may be deemed to be an “affiliate” (as defined in the Exchange Act) of BFST after completion of the Merger.

Section 7.23    No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of TCBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give TCBI, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of TCBI and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.24    Section 16 Matters. If the parties determine that any employee, director or officer of TCBI will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the BFST Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (a) the conversion of TCBI Common Stock into BFST Common Stock and (b) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by employees of TCBI who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the BFST Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual, (C)  the nature of the transaction and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. TCBI shall provide BFST with such information as shall be reasonably necessary for the BFST Board to set forth the information required in the resolutions of the BFST Board.

Section 7.25    FINRA Compliance. BFST shall take all actions and submit all filings necessary to ensure compliance by BFST with Exchange Act Rule 10b-17 and FINRA Rule 6490.

Section 7.26    Transaction Expenses. TCBI shall use its commercially reasonable efforts to cause the aggregate amount of all TCBI Expenses to not materially exceed the estimate set forth on Section 7.26 of the Schedules. TCBI shall promptly notify BFST if or when it determines that it expects to exceed the aggregate amount of all TCBI Expenses as estimated on Section 7.26 of the Schedules; provided, however, that any such notice shall not give rise to any right of termination under this Agreement. Notwithstanding anything to the contrary in this Section 7.26, TCBI shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth on Section 7.26 of the Schedules.

Section 7.27    TCBI Options. Each of TCBI and BFST shall take all actions necessary to provide for the replacement of each TCBI Option with a BFST Substitute Option as contemplated by Section 2.06(D).

Section 7.28    Tax Matters. The parties intend that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (b) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code, and (c) each of BFST and TCBI will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFST and TCBI shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of TCBI and BFST agrees to file all Tax Returns, including complying with the filing requirements of Section 1.368-3 of the Treasury Regulations, consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01    Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or, to the extent permitted by Legal Requirements, waiver, at or prior to the Closing, of each of the following conditions:

(A)    This Agreement and the Contemplated Transactions will have been approved by the shareholders of TCBI by the Requisite TCBI Vote.

(B)    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, such Requisite Regulatory Approvals will have been received upon terms and conditions satisfactory to the parties, and no such Requisite Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(C)    All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect and will have been received upon terms and conditions satisfactory to the parties.

(D)    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the Contemplated Transactions, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the Contemplated Transactions, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(E)    BFST and TCBI, respectively, shall have received opinions from Fenimore Kay Harrison LLP and Bracewell LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFST and TCBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore Kay Harrison LLP and Bracewell LLP, respectively, may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFST and TCBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.

(F)    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 8.02    Conditions to Obligations of BFST. The obligation of BFST to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(A)    The representations and warranties of TCBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

(B)    The covenants and obligations of TCBI to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

(C)    BFST will have received all documents and instruments required to be delivered by TCBI at or prior to the Closing.

(D)    Holders of shares of TCBI Common Stock representing no more than five percent (5%) of the issued and outstanding TCBI Common Stock will have demanded or be entitled to exercise appraisal rights under the TBOC.

(E)    There will have been no Material Adverse Change with respect to TCBI or Texas Citizens Bank.

(F)   BFST shall have received from TCBI a certificate stating that TCBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h) during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date, and as reasonably acceptable to BFST.

Section 8.03    Conditions to Obligations of TCBI. The obligation of TCBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(A)    The representations and warranties of BFST in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

(B)    The covenants and obligations of BFST to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

(C)    TCBI will have received all documents and instruments required to be delivered by BFST at or prior to the Closing.

(D)    There will have been no Material Adverse Change with respect to BFST or b1BANK.

ARTICLE IX
TERMINATION

Section 9.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

(A)    By the mutual written agreement of TCBI and BFST, if the board of directors of each so determines by a vote of a majority of the members of its entire Board.

(B)    By either BFST or TCBI, if the Effective Time has not occurred by the close of business on June 30, 2022, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01(B) will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.

(C)    By either BFST or TCBI, if the Requisite TCBI Vote shall not have been obtained at the TCBI Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that no Party may terminate this Agreement pursuant to this Section 9.01(C) if such Party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Requisite TCBI Vote at the TCBI Meeting, or at any adjournment or postponement thereof.

(D)    By either BFST or TCBI, if (i) any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority; (ii) an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iii) upon a reasonable determination by BFST in good faith after consultation with its counsel that there is a substantial likelihood that any Requisite Regulatory Approval will be obtained only upon the imposition of a Burdensome Condition; or (iv) any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

(E)    By either BFST or TCBI (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCBI, in the case of a termination by BFST, or on the part of BFST, in the case of a termination by TCBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.02, in the case of a termination by BFST, or Section 8.03, in the case of a termination by TCBI, and which is not cured within thirty (30) days following written notice to TCBI, in the case of a termination by BFST, or to BFST, in the case of a termination by TCBI, or by its nature or timing cannot be cured during such period.

(F)    In addition to and not in limitation of BFST’s termination rights under this Section 9.01, by BFST if (i) there shall have been a material breach of Section 7.05 (Approval of TCBI Shareholders) or Section 7.10 (No Solicitation by TCBI; Superior Proposals) by TCBI, or (ii) the TCBI Board takes an Adverse Recommendation Action.

(G)    By TCBI, at any time before obtaining the Requisite TCBI Vote, if the TCBI Board authorizes TCBI, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, however, that TCBI shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein, which payment is a condition to TCBI’s right to terminate this Agreement pursuant to this Section 9.01(G).

(H)    By TCBI, if (i) the Average Closing Price is less than $19.20 and (ii) the number obtained by dividing the Average Closing Price by $24.00 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by TCBI pursuant to this Section 9.01(H) will have no force and effect if BFST agrees in writing (within two (2) Business Days after receipt of TCBI’s written notice of such termination) to increase the Exchange Ratio such that the Merger Consideration (valuing each share of BFST Common Stock that comprises the Merger Consideration based on the Average Closing Price) is equal to $40,000,000. If within such two (2)-Business Day period, BFST delivers written notice to TCBI that BFST intends to proceed with the Merger by increasing the Exchange Ratio as contemplated by the preceding sentence, and notifies TCBI in writing of the revised Exchange Ratio, then no termination will occur pursuant to this Section 9.01(H), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio will be modified in accordance with this Section 9.01(H)).

For purposes of this Section 9.01(H), the following terms will have the meanings below:

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

“Index” means Nasdaq Bank Index (BANK).

“Initial Index Price” means $4,551.24.

Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.

Section 9.03    Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach; and provided further, that Section 7.09 (Confidentiality), this Section 9.03 and Article X (other than Section 10.09 (Specific Performance)) will survive any termination of this Agreement.

Section 9.04    Termination Fee. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, TCBI and BFST agree as follows:

(A)    If this Agreement is terminated by TCBI under the provisions of Section 9.01(G), then TCBI shall pay to BFST the sum of $2,000,000 (the “Termination Fee”) prior to and as of a condition of such termination in accordance with Section 9.01(G);

(B)    If this Agreement is terminated by BFST under the provisions of Section 9.01(F), then TCBI shall pay to BFST the Termination Fee in immediately available funds within two (2) Business Days after notification of such termination has been provided to TCBI;

(C)    If, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to TCBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to TCBI and (i) thereafter this Agreement is terminated (x) by either BFST or TCBI pursuant to Section 9.01(C) because the Requisite TCBI Vote shall not have been obtained, (y) by either BFST or TCBI pursuant to Section 9.01(B) without the Requisite TCBI Vote having been obtained, or (z) by BFST pursuant to Section 9.01(E), and (ii) prior to the date that is twelve (12) months after the date of such termination, TCBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TCBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFST the Termination Fee, provided, however, that for purposes of this Section 9.04(C), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “fifty percent (50%)”.

(D)    TCBI and BFST each agree that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFST would not enter into this Agreement; accordingly, if TCBI fails to promptly pay any amounts due under this Section 9.04, TCBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFST (including reasonable legal fees and expenses) in connection with such suit.

(E)    Notwithstanding anything to the contrary set forth in this Agreement, but without limiting the right of any Party to recover liabilities or damages arising out of the other Party’s fraud or willful and material breach of any provision of this Agreement, the parties agree that if TCBI pays or causes to be paid to BFST the Termination Fee and/or the BFST Expenses in accordance with this Section 9.04, TCBI (or any successor in interest of TCBI) will not have any further obligations or liabilities to BFST with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 10.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.

Section 10.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 10.04    Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 10.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, prepaid registered or certified mail (return receipt requested), or by properly addressed electronic mail delivery (with confirmation of delivery receipt) at the address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to parties. All notices shall be deemed effective upon delivery.

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:         David R. Melville, III

Fax:                  225-248-7650

Email:              jude.melville@blbank.com

With a copy to:

Fenimore Kay Harrison LLP

812 San Antonio, Suite 600

Austin, Texas 78701

Attention:         Lowell W. Harrison

Fax:                  512-583-5905

Email:              lharrison@fkhpartners.com

If to TCBI:

Texas Citizens Bancorp, Inc.

4949 Fairmont Parkway

Pasadena, Texas 77505

Attention:         Duncan W. Stewart

Email:               Duncan@texascitizensbank.com

With a copy to:

Bracewell LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202

Attention:         Joshua T. McNulty

Email:               josh.mcnulty@bracewell.com

Section 10.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER, AND EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07. EACH PARTY AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS EXCLUSIVELY IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF LOUISIANA.

Section 10.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.

Section 10.09    Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.10    Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).

Section 10.11    Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.

Section 10.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.18. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement (including any Person or employees who might be affected by Section 7.13).

Section 10.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, BFST and TCBI may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party; provided, however, that after approval of this Agreement by the Requisite TCBI Vote, there may not be, without further approval of TCBI shareholders, any amendment, extension or waiver of this Agreement that requires further approval under any Legal Requirement. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14    Disclosure Schedules; Supplements to the Disclosure Schedules.

(A)    The Schedules, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

(B)    Each Party may from time to time prior to the Closing supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:          /s/ David R. Melville, III

     David R. Melville, III

     President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TEXAS CITIZENS BANCORP, INC.

By:          /s/ Duncan W. Stewart

     Duncan W. Stewart

     Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]